NEWS RELEASE

For Immediate Release

Nord Resources Reports First-Quarter 2009 Results

  Production of copper from newly mined ore commenced in February 2009
  Company moving to achieve targeted annual production rate of 25 million pounds by later this spring
  Reports net income for the 2009 quarter primarily due to the gain realized on the sale of copper hedges and the capitalization of operating costs to mine development costs

TUCSON, AZ, May 15, 2009 – Nord Resources Corporation (TSX: NRD / OTC: NRDS), which is ramping up copper mining and processing operations at Johnson Camp Mine in Arizona, announced today its financial results for the first quarter ended March 31, 2009. The unaudited condensed consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles and all currency amounts are in U.S. dollars.

“During the first quarter, we continued to make good progress in stepping up our mining and processing operations according to our reactivation plan for the Johnson Camp Mine,” said John Perry, President and Chief Executive Officer. “Having commenced copper production from newly mined ore in February 2009, we have been focusing on ramping up our operations to achieve our targeted production rate of 25 million pounds per year by later this spring. Later this year, we plan to evaluate opportunities to increase production through small, incremental expansions and, based on the encouraging results of a scoping study completed in November 2008, to initiate a feasibility study that potentially could expand production at the Johnson Camp Mine by 60 percent to 40 million pounds per year.”

Operating and Other Highlights

  In February 2009, Nord began producing copper cathodes from newly mined ore.

  Nord sold 836,781 pounds of copper cathode in the 2009 first quarter, an 18.8% increase from the 704,299 pounds sold in the 2008 fourth quarter. The 2009 first- quarter sales represent a 74.1% increase from the 480,628 pounds of copper cathode that Nord produced in the 2008 period when production was based entirely on residual leaching of the existing ore heaps at the Johnson Camp Mine.

  Nord successfully negotiated two transactions during the quarter that provided the company with some additional financial liquidity and flexibility.

  In March 2009, Nord agreed with Nedbank Limited to amend and restate the company’s $25 million credit agreement. As previously announced, under the agreement, payments of principal and interest that had been scheduled to be made on March 31, 2009 and June 30, 2009 have been deferred until December 31, 2012 and March 31, 2013, respectively. Under the amended and restated agreement, Nord may sell certain copper price hedging instruments that it holds under copper price hedging agreements maturing on October 1, 2010 or later, if the net proceeds to the company will be more than $2.2 million, subject to the proviso that Nord will be required to set aside $2.2 million in a segregated account to fund its debt service obligations under the credit facility. The company will begin making principal and interest payments on September 30, 2009.

  In addition, in March 2009, Nord sold to IRC Nevada Inc. a 2.5 percent net smelter royalty on the mineral production sold from the existing mineral rights at the Johnson Camp Mine for net proceeds of $4,950,000.

Financial Highlights

As Nord had not commenced commercial production of new copper ore in the 2009 first quarter, its reported sales do not fully reflect the progress being made by the company. Nord will consider itself to have begun commercial production from the mining of new ore when either it has achieved operating levels at a minimum of 75 percent of designed capacity or it is generating positive cash flow from operations for at least 30 days.

Net sales in the 2009 first quarter were $1,417,419, including $572,966 from the sale of copper hedging derivatives. The quarter’s sales resulted from the sale of 556,053 pounds of copper cathodes. Additional revenues of $742,237 earned from the sale of 280,728 pounds of copper cathodes prior to the commencement of commercial production (including $271,897 from the sale of copper hedging derivatives) were capitalized as mine development costs.

During the 2009 first quarter, Nord recognized $2,106,102 from its copper hedging program. Of that amount, $572,966 has been included in revenue and $271,897 has been capitalized as mine development costs. During the quarter, contracts representing approximately 579 metric tons of copper originally designated as cash flow hedges were reclassified to trading securities because Nord’s forecasted production of copper during the period no longer matched its hedged position, with the result that the underlying derivative contracts were deemed to be ineffective. As a result, the realized gains from the sale of these contracts in the amount of $1,261,239 have been reclassified and reported as miscellaneous income.

In comparison, first-quarter 2008 net sales were $1,540,154, realized from the sale of 421,905 pounds of copper after the company commenced commercial production from residual leaching of the existing ore heaps during the period from February 1, 2008 through March 31, 2008. Revenues earned from the sale of 58,723 pounds of copper cathodes produced in January 2008 in the amount of $209,907 were capitalized as mine development costs.

In the first quarter 2009, Nord’s gross margin declined to $425,757 from $742,838 in the 2008 period due primarily to a decrease in copper prices, which was offset in part by a slight reduction in costs applicable to sales on a per-pound basis.

Costs applicable to sales are the expenses incurred in converting both new and old ore on the leach pads into saleable copper cathode. First-quarter 2009 costs amounted to $991,662 based on sales realized from the sale of copper cathode produced from residual leaching. Additionally, the company incurred net pre-production costs of $1,526,317, which were capitalized and will be amortized over the expected life of the Johnson Camp Mine beginning once it achieves commercial production levels based on newly mined ore.

In the 2008 first quarter, Nord incurred costs from February 1 through March 31 of $797,316 applicable to the sales realized from the commencement of commercial production from residual leaching. Operating costs incurred from December 1, 2007 through January 31, 2008 in the amount of $572,765 (net of pre-commercial revenue) were capitalized to be amortized over the expected life of production of copper cathodes from existing heaps.

General and administrative operating expenses declined to $783,372 in the 2009 first quarter, compared with $1,405,183 in the 2008 period. The decline is due to several factors, including the fact that the 2008 first quarter included $267,373 of expenses related to the company’s listing on the Toronto Stock Exchange, lower employee compensation resulting from a reduction in the amortization of options previously issued and the reclassification of the reporting of property and casualty insurance charges ($57,293) from general and administrative expenses to cost of sales, effective with the 2009 first quarter.

Depreciation and amortization expense increased to $184,409 in the 2009 first quarter from $53,852 in the 2008 period. With the investment being made in plant and equipment to reactivate mining and processing at the Johnson Camp Mine, Nord Resources showed the gross value of its property and equipment on its balance sheet at the end of the 2009 first quarter of $45.9 million, compared with $4.7 million a year earlier.

Interest expense rose to $135,423, compared with $75,116 in the 2008 first quarter as the company reclassified a loss in the amount of $66,095 from accumulated other comprehensive income to interest expense from the scheduled maturity of its interest rate swap derivative.

Miscellaneous income amounted to $1,335,452 in the 2009 first quarter, compared with $116,766 in the prior-year period. This increase is due primarily to the $1,261,239 gain attributable to the company’s copper hedge program as discussed above.

The company’s net income in the 2009 first quarter was $655,324 ($0.01 per basic and diluted share), compared with a net loss in the 2008 quarter of $674,547 ($0.01 per basic and diluted share). The net income for the quarter was significantly impacted by the gains realized on the sale of copper hedges and the capitalization of certain operating costs to pre-production cost. Consequently, the results of operation for this quarter may not be indicative of results of operations in future quarters.

Liquidity

Cash flow from operating activities during the 2009 and 2008 first quarters were ($1,379,766) and ($532,132), respectively. Cash flow from operating activities in the 2009 first quarter includes net income of $655,324, offset by an increase in in-process and finished goods copper inventories of $1,418,132, compared with $246,924 during first quarter of 2008, and the realized gain on the sale of copper hedges of $1,834,205.

Cash flow from investing activities during the 2009 first quarter were ($5,502,461), which primarily reflects capital expenditures of $7,750,447 related to the reactivation of Johnson Camp during this time period, and $1,526,317 (net of $742,237 of copper sold during the period) in pre-commercial production costs incurred prior to the commencement of commercial production in the mining and processing of new ore and the reclassification of $1,533,662 in restricted cash and marketable securities to unrestricted cash.

In the 2008 first quarter, cash flow from investing activities were ($7,215,218), which primarily reflects capital expenditures of $6,642,453 related to the reactivation of Johnson Camp during this time period and $572,765 (net of $209,907 of copper produced during the period) in pre-commercial production costs incurred prior to the commencement of commercial production.

Cash flow from financing activities during the first quarter 2009 were $4,915,629, compared with $6,987,684 for the same period in 2008. In the 2009 first quarter, the company received $4,950,000 in proceeds from the sale of a 2.5 percent net smelter royalty to IRC Nevada on March 31, 2009 In the 2008 first quarter, cash flow from financing activities included a $7,000,000 drawdown from the Nedbank Credit Facility.

The company had drawn down all of the $25,000,000 in principal under the Nedbank secured term loan facility as of December 31, 2008, with the result that no funds were available to us under this facility at March 31, 2009.

The Annual Meeting of Stockholders of the company will be held in Tucson, Arizona on June 9, 2009 at 10:00 a.m.

About Nord Resources

Nord Resources Corporation is a copper mining company whose primary asset is the Johnson Camp Mine, located approximately 65 miles east of Tucson, Arizona. Nord commenced mining new ore on February 1, 2009. Previously, since February 1, 2008, the company was commercially producing copper from residual leaching of the existing ore heaps. The company is ramping up to achieve its targeted production rate of 25 million pounds later this spring. For further information and pictures of the reactivation at Johnson Camp, please visit the company’s website at www.nordresources.com.

Forward-Looking Statements

This news release includes certain statements that may be deemed "forward-looking". All statements in this release, other than those of historical facts, may be considered forward-looking statements, including those concerning Nord's expectations regarding copper production targets at the Johnson Camp Mine, and statements concerning the potential of the Johnson Camp Mine.

In particular, the scoping study completed in November 2008 is based on the existing estimated reserves contained in the company’s technical report, “Johnson Camp Mine Project Feasibility Study, Cochise County, Arizona, Technical Report”, dated September 28, 2007. The technical report was prepared in compliance with National Instrument 43-101 of the Canadian Securities Administrators, Standards of Disclosure for Mineral Projects, and is available on the Internet at www.sedar.com. The scoping study estimates that the 60 percent increase in the targeted annual production rate to 40 million pounds of copper per year can be achieved with an additional capital investment of approximately $19 million. Such estimates, including the additional capital investment that would be required, are also forward-looking statements.

Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to, the market prices of copper and sulfuric acid, general economic, market, and business conditions, ability to reach full production rates, statements or information with respect to known or unknown risks, uncertainties, and other factors that may cause the actual results, performance or achievements of the company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements or information. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. In addition, Nord's business and operations are subject to the risks set forth in Nord's most recent Form 10-K, Form 10-Q, and other SEC filings which are available through EDGAR at www.sec.gov, and in Nord's prospectus and other filings with the British Columbia and Ontario Securities Commissions, which are available through SEDAR at www.sedar.com. Nord assumes no obligation to update the forward-looking statements except as may be required by law.

For further information:
John Perry
President and Chief Executive Officer
Nord Resources Corporation
(520) 292-0266
www.nordresources.com

Investor and Media Relations
Richard Wertheim
Wertheim + Company Inc.
(416) 594-1600
or
(416) 518-8479 (cell)
Or by email at wertheim@wertheim.ca.

NORD RESOURCES CORPORATION AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS
MARCH 31, 2009 AND DECEMBER 31, 2008

	March 31,	December 31,
	2009	2008
	(Unaudited)
ASSETS

Current Assets:
Cash and cash equivalents	$2,498,647	$4,465,245
Accounts receivable	6,988	320,493
Inventories	1,791,074	221,271
Current portion of derivative contracts	6,059,497	9,604,405
Prepaid expenses and other	515,622	360,901

Total Current Assets	10,871,828	14,972,315

Property and Equipment, at cost:
Property and equipment	45,991,906	4,657,929
Less accumulated depreciation and amortization	(1,890,845)	(1,614,405)
	44,101,061	3,043,524
Construction in progress	-	36,944,454
Net Property and Equipment	44,101,061	39,987,978

Other Assets:
Restricted cash and marketable securities	686,476	2,220,138
Derivative contracts, less current portion	3,151,830	9,549,697
Debt issuance costs, net of accumulated amortization	953,609	877,249
Total Other Assets	4,791,915	12,647,084

Total Assets	$59,764,804	$67,607,377

NORD RESOURCES CORPORATION AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS
MARCH 31, 2009 AND DECEMBER 31, 2008
(Continued)

	March 31,	December 31,
	2009	2008
	(Unaudited)
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current Liabilities:
Accounts payable	$6,350,838	$9,694,716
Accrued expenses	1,185,976	887,438
Current portion of deferred revenue	310,222	-
Current maturities of accrued interest	270,613	265,442
Current maturities of long–term debt	5,000,000	6,666,667
Current maturities of derivative contracts	274,351	299,717
Current maturities of capital lease obligation	15,808	7,995

Total Current Liabilities	13,407,808	17,821,975

Long–Term Liabilities:
Derivative contracts, less current maturities	120,772	137,367
Long–term debt, less current maturities	20,000,000	18,333,333
Capital lease obligation, less current maturities	41,063	45,015
Deferred revenue, less current portion	4,639,778	-
Accrued interest, less current maturities	1,082,454	729,965
Accrued reclamation costs	146,110	144,256
Other	39,184	47,103

Total Long–Term Liabilities	26,069,361	19,437,039

Total Liabilities	39,477,169	37,259,014

Commitments and contingencies

Stockholders’ Equity:
Common stock: $.01 par value, 100,000,000 shares authorized,
69,639,255 and 69,493,635 shares issued and outstanding as of March
31, 2009 and December 31, 2008, respectively	696,392	694,936
Additional paid–in–capital	110,230,067	109,940,000
Accumulated deficit	(99,357,892)	(100,013,216)
Accumulated other comprehensive income	8,719,068	19,726,643

Total Stockholders’ Equity	$20,287,635	$30,348,363

Total Liabilities and Stockholders’ Equity	$59,764,804	$67,607,377

NORD RESOURCES CORPORATION AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2009 AND 2008
(Unaudited)

	2009	2008

Net sales	$1,417,419	$1,540,154

Costs applicable to sales (exclusive of depreciation, depletion and
amortization shown separately below)	991,662	797,316
Operating expenses (includes stock based compensation of $185,523 and
$210,822, respectively)	783,372	1,405,183
Depreciation, depletion and amortization	184,409	53,852

Loss from operations	(542,024)	(716,197)

Other income (expense):
Interest expense	(135,423)	(75,116)
Other expenses	(2,681)	-
Miscellaneous income	1,335,452	116,766

Total other income	1,197,348	41,650

Income (loss) before income taxes	655,324	(674,547)

Provision for income taxes	-	-

Net income (loss)	$655,324	$(674,547)

Net income (loss) per basic and diluted share of common stock:

Weighted average number of basic common shares outstanding	69,773,292	66,859,687
Basic earnings (loss) per share of common stock	$0.01	$(0.01)

Weighted average number of diluted common shares outstanding	70,462,737	66,859,687
Diluted earnings (loss) per share of common stock	$0.01	$(0.01)